LONESTAR RESOURCES US, INC.

ANNOUNCES YEAR END 2016 PROVED RESERVES

EX – 99.1

LONESTAR RESOURCES US, INC.

ANNOUNCES YEAR END 2016 PROVED RESERVES

FORT WORTH, Texas, March 2, 2017 - Lonestar Resources US, Inc. (NASDAQ: LONE) (together with its subsidiaries, “Lonestar”) announced that its proved reserves at December 31, 2016 increased to 40.5 million barrels of oil equivalent (“MMBOE”) calculated using SEC guidelines. The Company sold its conventional assets during 2016, which comprised 2.2 MMBOE at December 31, 2015. Lonestar's proved reserves associated with its Eagle Ford Shale assets increased from 38.0 MMBOE to 40.5 MMBOE. See Table 1 for details.

Lonestar’s proved reserves at December 31, 2016 are comprised of 24.3 million barrels of crude oil and condensate, 7.5 million barrels of natural gas liquids, and 52.7 billion cubic feet of natural gas.  By energy content, Lonestar’s proved reserves are weighted 78% to crude oil, condensate and natural gas liquids.

2016 Highlights Include:

•

Despite a 45% reduction in capital spending in 2016, Lonestar added 6.7 MMBOE through extensions and discoveries and 0.3 MMBOE through acquisitions for a total of 7.0 MMBOE of reserve additions. These reserve additions were equivalent to 324% of Lonestar's 2016 production.

•

Lonestar’s capital expenditures totaled $51.6 million for the year ended December 31, 2016. These expenditures included $37.5 million for drilling and completion costs, $9.9 million for leasehold costs and property acquisitions, $2.2 million for a salt water disposal well, $1.1 million for seismic and $0.9 million for pipeline acquisition and expansion. Excluding the salt water disposal well, Lonestar’s all-sources finding and development costs, including negative price revisions, averaged $10.87 per BOE. Excluding price revisions, all-sources finding and development costs averaged $7.43. Drillbit only finding and developing costs averaged $6.27 per BOE.

•	Including 2016 results, Lonestar’s four year reserves replacement is 405% and four year all-sources F&D cost averages $11.56 per BOE.
•

At December 31, 2016, Lonestar’s drilling inventory included 96 extended reach locations with lengths of 7,000 feet or greater. These locations provide drilling opportunities that will drive high-return growth for many years.

Lonestar's Chief Executive Officer, Frank D. Bracken, III commented, "In a year in which Lonestar was highly focused on strengthening its balance sheet, Lonestar registered solid reserve replacement at highly attractive finding and development costs. With substantial balance sheet improvement achieved, Lonestar is well positioned to achieve growth in reserves and production both through the drillbit and acquisitions”.

The table below summarizes Lonestar’s year-end proved reserves and PV-10 by region as determined by the Company’s independent petroleum engineers, W.D. Von Gonten & Co. Petroleum Engineers. Based on rules of the U.S. Securities and Exchange Commission, for the year ended December 31, 2016, Lonestar’s proved reserves were estimated using the 12-month average price calculated as the unweighted arithmetic average of the spot

Lonestar Resources US, Inc.

600 Bailey Avenue, Suite 200

Fort Worth, Texas 76107

(817) 546-6400

price on the first day of each month preceding the 12 months prior to the end of the reporting period. This methodology resulted in an average oil price of $42.75 per barrel and an average natural gas price of $2.46 per million British Thermal Units (“MMBTU”), a decrease of 15% and 5%, respectively, as compared to an average of oil price of $50.28 per barrel and an average natural gas price of $2.59 per MMBTU used to estimate Lonestar’s proved reserves for the year ended December 31, 2015.

Table 1: Proved Reserves and PV-10

(As of December 31, 2016)

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbls)	(MMBbls)	(BCF)	(MMBoe)	($MM)
Western Eagle Ford	14.7	7.2	50.3	30.3	$121.5
Central Eagle Ford	7.2	0.0	1.3	7.4	$31.4
Eastern Eagle Ford	2.4	0.2	1.1	2.8	$13.6
Total	24.3	7.5	52.7	40.5	$166.5

At December 31, 2016 based on SEC Pricing, Lonestar’s PV-10 was $166.5 million. PV-10 of the Proved Developed reserves calculated on the same basis was $101.2 million while PV-10 from our Proved Undeveloped reserves was $65.3 million.

Table 2: Changes in Proved Reserves

(As of December 31, 2016)

	Crude Oil	NGLs	Natural Gas	Total
	(MMBbls)	(MMBbls)	(BCF)	(MMBoe)
Proved Reserves - December 31, 2015	23.6	7.2	57.0	40.2
Extensions and Discoveries	5.9	0.8	0.0	6.7
Purchase of Reserves in Place	0.1	0.1	0.6	0.3
Revisions of previous estimates
Due to performance	(0.9)	0.1	2.9	(0.4)
Due to price	(1.5)	(0.3)	(2.2)	(2.1)
Sales of Reserves in Place	(1.7)	(0.0)	(2.3)	(2.0)
Production	(1.2)	(0.4)	(3.2)	(2.2)
Proved Reserves - December 31, 2016	24.3	7.5	52.7	40.5
Proved Developed - December 31, 2016	6.3	2.3	14.7	11.0

Because the pricing utilized in the SEC methodology is significantly lower than current market prices for crude oil, NGL's and natural gas, Lonestar has also presented its Proved reserves PV-10 at NYMEX strip prices, as of December 31, 2016 (as described below, “Strip Pricing”).  On this basis, the Company's proved reserves were 44.9 MMBOE and PV-10 was $382.0 million. See Table 3 for details.

Table 3: Proved Reserves and PV-10 at NYMEX Strip Pricing

(As of December 31, 2016)

	Crude Oil	NGLs	Natural Gas	Total	PV-10
Region	(MMBbls)	(MMBbls)	(BCF)	(MMBoe)	($MM)
Western Eagle Ford	15.8	7.8	54.1	32.5	$258.7
Central Eagle Ford	7.9	0.0	1.4	8.2	$86.6
Eastern Eagle Ford	3.3	0.5	2.4	4.2	$36.6
Total	27.0	8.3	57.9	44.9	$382.0

The average future prices for benchmark commodities used in determining our Strip Pricing reserves were   $55.86 for oil for 2017, $56.59 for 2018, $56.10 for 2019, $56.05 for 2020, $56.21 for 2021, $56.51 for 2022, $56.98 for 2023, $57.52 for 2024, $57.83 for 2025, and escalated 3% thereafter and $3.63/MMBtu for natural gas for 2017, $3.14 for 2018, $2.87 for 2019, $2.88 for 2020, $2.90 for 2021, $2.93 for 2022, $3.02 for 2023, $3.16 for 2024, $3.31 for 2025, and escalated 3% thereafter.

Table 4: Costs Incurred In Oil & Gas Property Acquisition, Exploration and Development Activities

(For the year ended December 31, 2016)

Total
($MM)
Property Acquisition Costs
Proved property acquisition costs	$6.6
Unproven property acquisition costs	$3.3
Total property acquisition costs	$9.9
Exploration costs	$0.0
Development costs	$41.7
Total Costs incurred	$51.6

Cautionary & Forward Looking Statements

Lonestar Resources US, Inc. cautions that this press release contains forward-looking statements, including, but not limited to, statements about the new chairman’s expertise, ability and anticipated contributions to Lonestar; Lonestar’s execution of its growth strategies; growth in Lonestar’s leasehold, reserves and asset value; and Lonestar’s ability to create shareholder value. These statements involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following:  volatility of oil, natural gas and NGL prices, and potential write-down of the carrying values of crude oil and natural gas properties; inability to successfully replace proved producing reserves; substantial capital expenditures required for exploration, development and exploitation projects; potential liabilities resulting from operating hazards, natural disasters or other interruptions; risks related using the latest available horizontal drilling and completion techniques; uncertainties tied to lengthy period of development of identified drilling locations; unexpected delays and cost overrun related to the development of estimated proved undeveloped reserves; concentration risk related to properties, which are located primarily in the Eagle Ford Shale of South Texas; loss of lease on undeveloped leasehold acreage that may result from lack of development or commercialization; inaccuracies in assumptions made in estimating proved reserves; our limited control over activities in properties Lonestar does not operate; potential inconsistency between the present value of future net revenues from our proved reserves and the current market value of our estimated oil and natural gas reserves; risks related to derivative activities; losses resulting from title deficiencies; risks related to health, safety and environmental laws and regulations; additional regulation of hydraulic fracturing; reduced demand for crude oil, natural gas and NGLs resulting from conservation measures and technological advances; inability to acquire adequate supplies of water for our drilling operations or to dispose of or recycle the used water economically and in an environmentally safe manner; climate change laws and regulations restricting emissions of “greenhouse gases” that may increase operating costs and reduce demand for the crude oil and natural gas; fluctuations in the differential between benchmark prices of crude oil and natural gas and the reference or regional index price used to price actual crude oil and natural gas sales; and the other important factors discussed under the caption “Risk Factors” in our Registration Statement on Form 10, as amended and filed with the Securities and Exchange Commission, or the SEC, on June 9, 2016, our Quarterly Reports on Form 10-Q filed with the SEC, as well as other documents that we may file from time to time with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this presentation represent our views as of the date of this presentation. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this presentation.